CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EPICEPT CORPORATION

EpiCept Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of EpiCept Corporation duly adopted a resolution setting forth a proposed amendment of the Third Amended and Restated Certificate of Incorporation of said Corporation to increase the authorized capital stock of the Corporation from 180,000,000 shares (consisting of (i) 175,000,000 shares of common stock of the Corporation, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock of the Corporation, par value $0.0001 per share) to 230,000,000 shares (consisting of (i) 225,000,000 shares of common stock of the Corporation, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock of the Corporation, par value $0.0001 per share), declaring said amendment to be advisable and calling for submission of said resolution to a vote of the stockholders of said Corporation;

SECOND: That thereafter, at a meeting duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly voted a majority of the outstanding stock of the Corporation entitled to vote thereon in favor of adoption of said amendment; and

THIRD: That said amendment being duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Third Amended and Restated Certificate of Incorporation of EpiCept Corporation is hereby amended as follows:

The first paragraph of ARTICLE FOURTH, under the heading

A. AUTHORIZED SHARES, is hereby deleted and replaced by the following:

“The total number of shares of capital stock which the Corporation has authority to issue is 230,000,000, consisting of (i) 225,000,000 shares of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock of the Corporation, par value $0.0001 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 6th day of July, 2009.

By:
Authorized Officer

Name: Robert W. Cook

Title: Chief Financial Officer